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As filed with the Securities and Exchange Commission on March 10, 2000

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

LIFECORE BIOMEDICAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0948334
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3515 Lyman Boulevard
Chaska, Minnesota 55318
(952) 368-4300

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Copy to:

James W. Bracke	Amy E. Ayotte
Lifecore Biomedical, Inc.	Dorsey & Whitney LLP
3515 Lyman Boulevard	220 South Sixth Street
Chaska, Minnesota 55318	Minneapolis, MN 55402
(952) 368-4300	(612) 340-6323

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share*	Proposed Maximum Aggregate Offering Price*	Amount of Registration Fee

Common Stock, $.01 par value	$118,238	$10.6875	$1,263,668.625	$334

*
Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for such Common Stock on March 7, 2000, as reported on the Nasdaq National Market.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

LIFECORE BIOMEDICAL, INC.

118,238 Shares of
Common Stock
($.01 par value)

    This prospectus relates to an aggregate of 118,238 shares of Common Stock, par value $.01 per share, of Lifecore Biomedical, Inc., a Minnesota corporation, that may be sold from time to time by the selling shareholders named on page 12 of this Prospectus. We will not receive any proceeds from the sale of the shares. We have agreed to pay the expenses of registration of the shares, including legal and accounting fees.

    The selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

    Any or all of the shares may be offered from time to time in transactions on the Nasdaq National Market in brokerage transactions at prevailing market prices or in transactions at negotiated prices.

    The shares offered by this prospectus have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the shares.

    Our common stock is traded on the Nasdaq National Market under the trading symbol "LCBM". On March 9, 2000, the last sale price of our common stock as reported on the Nasdaq National Market was $10.00 per share.

    The acquisition and ownership of the shares of common stock sold under this prospectus involve a high degree of risk. The shares should be purchased only by investors who are able to afford the risk of loss of their entire investment. See "Risk Factors on page 4."

    Neither the Securities and Exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representative to the contrary is a criminal offense.

The date of this prospectus is March  , 2000.

WHERE YOU CAN FIND MORE INFORMATION

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, and does not contain all the information set forth in the registration statement and exhibits to the registration statement. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our reports, proxy statements and other information filed can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. A copy of the registration statement is also available on the Commission's EDGAR site on the World Wide Web at: http:\\www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We "incorporate by reference" into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. We incorporate the documents listed below:

  (a)
  our Annual Report on Form 10-K for the year ended June 30, 1999;

  (b)
  our Quarterly Reports on Form 10-Q for the quarters ended September 30, 1999 and December 31, 1999; and

  (c)
  the description of our common stock contained in the Registration Statement on Form S-2 dated August 30, 1995, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this prospectus and prior to the termination of the offering described herein.

    We also incorporate by reference any filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the shares. Any statement contained in this prospectus or in a document all or part of which is incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    We will provide you without charge upon the written or oral request, a copy of any or all of the documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Chief Financial Officer, Lifecore Biomedical, Inc., 3515 Lyman Boulevard, Chaska, Minnesota 55318, telephone number (952) 368-4300.

RISK FACTORS

    Acquiring and owning the shares offered by this prospectus involves a high degree of risk. You should carefully consider the following risk factors, in addition to the other information appearing in or incorporated by reference in this prospectus.

We may not be profitable in the future and may need additional financing to continue operations

    While we had net income of approximately $1,576,000 and $233,000 for the years ended June 30, 1999 and 1998, we had experienced net losses prior to fiscal 1998, including a net loss of $1,033,000 for the year ended June 30, 1997. As our Hyaluronan Division increases production to meet current and future requirements, our direct charges associated with excess plant capacity will decrease; however, research and development costs for INTERGEL® Solution, sales and marketing expenses for the oral restorative products, and personnel costs are increasing. We are expecting losses for the fiscal year ended June 30, 2000 due to delay in timing of approval of INTERGEL® Solution for marketing clearance in the U.S. by the United States Food and Drug Administration, known as the FDA.

    Our ability to generate positive cash flow from operations and achieve profitability is dependent upon the continued expansion of revenue from our hyaluronan and oral restorative businesses. We expect that our future cash requirements will be covered by cash generated from anticipated operations and from our line of credit facility. We may not attain and maintain positive cash flow before our capital resources are exhausted. We have received waivers through fiscal 2000 with respect to some of the covenants in the industrial development revenue bonds used to finance our facility. We may not receive waivers after fiscal 2000 and therefore, the bonds may be required to be redeemed before maturity. If we need additional financing, it may not be available and, if available, may not be on favorable terms.

We may not be able to successfully develop new hyaluronan products

    A significant amount of our anticipated growth is dependent on our ability to develop, manufacture and market new product applications for hyaluronan. Formulations must be developed, tested and, in most cases, approved for use by appropriate government agencies. Once approved as products, they must be manufactured in commercial quantities and marketed successfully. Each of these steps involves significant amounts of time and expense. These products, if and when fully developed and tested, may not perform in accordance with our expectations. Necessary regulatory approvals may not be obtained in a timely manner, if at all. These products may not be successfully and profitably produced and marketed.

    We have made a significant investment in the development of INTERGEL® Solution, a hyaluronan product to reduce the incidence of postsurgical adhesions. Clinical trials for certain surgical applications of INTERGEL® Solution have been completed. The product is being sold on a selective basis in certain countries outside the U.S. U.S. sales are pending approval of the product by the FDA. In January 2000, a reviewing panel of the FDA recommended to the FDA that INTERGEL® Solution not be approved for use in the United States. Currently we are working with FDA officials to determine the next course of action. Our ability to make commercial sales of INTERGEL® Solution in the United States is dependent upon receipt of Pre-Market Approval, or a PMA, from the FDA. The PMA may not be approved by the FDA within our timetable, or at all. Furthermore, even if we receive a PMA, INTERGEL® Solution may not receive market acceptance. Failure to achieve significant sales of INTERGEL® Solution would have a material adverse effect on future prospects for our operations.

We rely on marketing and development support from corporate partners

    We have historically developed, manufactured, and marketed our hyaluronan division products through long-term strategic alliances with corporate partners. In the case of such relationships, the speed and other aspects of the development project are sometimes outside of our control, as the other party to the relationship often has priorities that differ from our priorities. Therefore, the timing of commercialization of our products under development may be subject to unanticipated delays.

    Further, we currently have limited direct sales capabilities in our hyaluronan division and generally rely upon our corporate partners for marketing and distribution to end-users. The market success of our hyaluronan products generally will depend upon the size and skill of the marketing organizations of our corporate partners, as well as the level of priority assigned to the marketing of our products by these entities, which may differ from our priorities. Should one or more of our strategic alliances fail to develop or market products as planned, our business may be adversely affected. We may not be able to negotiate acceptable strategic alliances in the future or current strategic alliances may not continue beyond the terms of existing agreements.

    The development contracts into which we enter with corporate partners are long-term agreements that are subject to development milestones, product specifications, and other terms. Consequently, future agreement often is required regarding the course and nature of continued development activities. Contractual issues requiring resolution between the parties have arisen in the past and are expected to arise in the ordinary course of our future development activities. Some issues may not be successfully resolved.

We have limited direct sales and marketing resources

    Our oral restorative division markets our products through a direct sales force and a distribution network. Continued growth of our revenues from oral restorative products will depend on the ability of this sales and distribution network to increase our market share by convincing practitioners to use our products over competing established products. The sales and distribution network may not be successful in increasing or maintaining our market share or sales levels. Failure to increase the market share of these products would adversely affect our results of operations and financial condition.

The intense competition in our industry may adversely effect our future sales and operations

    We are engaged in very competitive segments of the human health care products industry. Competitors of our hyaluronan and oral restorative divisions in the United States and elsewhere are numerous and include major chemical, dental, medical, and pharmaceutical companies, as well as smaller specialized firms. Many of these competitors have substantially greater capital resources, marketing experience, and research and development resources than us. These companies may succeed in developing products that are more effective than any of our products. Our competitors may also prove to be more successful than us in producing and marketing these products. In addition, our oral restorative division is competing against a number of large established competitors. To increase sales, the division must gain market share from its competitors. We may not be able to continue to compete successfully against these competitors.

    Our primary development project involves INTERGEL® Solution for its potential application in reducing the incidence of postsurgical adhesions. Several companies are pursuing anti-adhesion product development, including Alliance Pharmaceuticals, Inc., Anika Therapeutics, Inc., Biomatrix, Inc., Focal, Inc., Genzyme Corporation, Gliatech, Inc., Life Medical Sciences, Inc., Osteotech and W.L. Gore & Associates, Inc. Genzyme Corporation also sells an ophthalmic hyaluronan component to Alcon Laboratories, Inc., our largest customer.

    In addition, negative announcements regarding any competitor's products may have a negative impact on the public's perception of the market potential for all similar products, including our products.

    Product introductions by present or future competitors or future technological or health care innovations may render our products and processes obsolete.

Our success depends on the ability to protect our proprietary technology

    Our success depends, to a large extent, on our ability to maintain a competitive technological position in our product areas. While we have patents that have been allowed or issued, patents may not effectively protect our proprietary technology. If other manufacturers were to infringe on our patents, we may not be successful in challenging, or may not have adequate resources to challenge, the infringement. We also rely on trade secrets, proprietary know-how and continuing technological innovation to develop and maintain our competitive position. Others may independently develop similar know-how or otherwise obtain access to our technology. While our employees, temporary staff, consultants and corporate partners with access to proprietary information are required to enter into confidentiality agreements, these agreements may not provide adequate protection from loss of proprietary technology or know-how.

    Under current law, patent applications in the United States are maintained in secrecy until patents are issued, and patent applications in foreign countries are maintained in secrecy for a period after filing. The right to a device patent in the United States is attributable to the first to invent the device, not the first to file a patent application. Accordingly, we cannot be sure that our products or technologies do not infringe patents that may be granted in the future pursuant to pending patent applications. We have not received any notices alleging, and are not aware of, any infringement by us of any other entity's patents relating to our current or anticipated products. However, our products may infringe upon patents or proprietary rights of third parties. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from selling our products or could be required to obtain licenses from the owners of the patents or be required to redesign our products or processes to avoid infringement. Licenses may not be available or, if available, may not be on terms acceptable to us or we may not be successful in any attempt to redesign our products or processes to avoid infringement. Our failure to obtain licenses or to redesign our products or processes would have a material adverse effect on our business, financial condition, and results of operations.

Our products under development have not yet received regulatory approval and our existing products are subject to regulation

    Our products under development are considered to be medical devices and, therefore, they require clearance or approval by the FDA before commercial sales can be made in the United States. The products also require approvals of foreign government agencies before sales may be made in many other countries. The process of obtaining these clearances or approvals varies according to the nature and use of the product. It can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. We may not receive all of the required clearances or approvals.

    In addition, most of our existing products and our customers are subject to continued regulation by the FDA, various state agencies and foreign regulatory agencies which regulate manufacturing, labeling and record keeping procedures for our products. Marketing clearances or approvals by these agencies can be withdrawn due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial clearance or approval. These agencies can also limit or prevent the manufacture or distribution of our products. A determination that we are in violation of these regulations could lead to the imposition of civil penalties, including fines, product recalls or product seizures, injunctions, and, in extreme cases, criminal sanctions.

We may not be able to meet future demand for our products

    We have designed our modular facility to permit the production of hyaluronan at levels exceeding current levels of production. However, in the event of a sudden increase in demand for any of our hyaluronan products, we will be required to scale-up operations, including the acquisition and validation of additional equipment and training of additional personnel. We may not be able to adequately meet any such demands in a timely basis.

Unforeseen events may interrupt manufacturing of our products

    Our manufacturing requires extensive specialized equipment. In addition, we manufacture our hyaluronan products at one facility. Although we have contingency plans in effect for certain natural disasters, as well as other unforeseen events that could damage our facilities or equipment, any of these events could materially interrupt our business. We have business interruption insurance to cover lost revenues and profits under certain of these circumstances. However, this insurance would not compensate us for the loss of opportunity and potential adverse impact on relations with our existing customers created by an inability to produce our products.

We depend on the continued service of our management team

    Our success depends in large part upon the services of our executive officers. The executive officers consist of Dr. James W. Bracke, President and Chief Executive Officer; Dennis J. Allingham, Executive Vice President and Chief Financial Officer; Brian J. Kane, Vice President of New Business Development and Marketing; and Colleen M. Olson, Vice President of Corporate Administrative Operations. The loss of any one of these individuals may have a material adverse effect on our business and operations. Dr. Bracke has an employment agreement that extends through November 2000, with automatic renewal options for successive one year periods. Although we own a life insurance policy covering Dr. Bracke, the proceeds of such policy may not be sufficient to compensate us for the loss of his services. We do not have employment agreements with or life insurance on the other officers.

We may be subject to product liability claims if our products fail to perform properly

    The manufacture and sale of our products entails a risk of product liability claims. In addition to product liability exposure for our own products, we may be subject to claims for products of our customers which incorporate our materials. We maintain product liability insurance coverage in amounts we believe are adequate. However, we may not have sufficient resources if claims exceed available insurance coverage. While we have not experienced any product liability claims to date, a product liability claim, or other claim with respect to uninsured liabilities or in excess of insured liabilities, could have a material adverse effect on the business, financial condition and results of operations. In addition, adequate insurance may not continue to be available to us and, if available, the insurance may not continue to be on commercially acceptable terms.

The price of our common stock may fluctuate

    Market prices in the United States for securities of medical technology companies can be highly volatile, and the trading price of our common stock could be subject to significant fluctuations in response to quarterly variations in operating results, announcements of the status or results of governmental approvals, development projects or technological innovations by us or our competitors, government regulation and other events or factors. The volatility in market prices may be unrelated to the operating performance of particular companies. These market fluctuations have in the past materially adversely affected the market price of our common stock, and may do so in the future.

Certain provisions of our articles of incorporation and Minnesota law make a takeover of our company difficult and may deprive our shareholders of opportunities to sell shares at above-market prices

    Our Board of Directors has the authority, without any action by the shareholders, to fix the rights and preferences of any shares of our preferred stock to be issued from time to time. Pursuant to our articles of incorporation, our Board of Directors is divided into three classes of directors, with each director serving a three-year term. Each year only one class of directors is subject to a shareholder vote, and approximately one-third of the directors belongs to each class. A shareholder desiring to control our Board of Directors must participate in two elections of directors to obtain majority representation on our Board of Directors. In addition, as a Minnesota corporation, we are subject to certain anti-takeover provisions of the Minnesota Business Corporation Act. All of these factors could have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock at a premium over the prevailing market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

No Dividends

    We have never paid or declared a dividend on our capital stock and do not anticipate doing so for the foreseeable future.

THE COMPANY

    We develop, manufacture and market surgical devices through two divisions, the hyaluronan division and the oral restorative division. You may obtain information about us from our internet website at www.lifecore.com.

    Our hyaluronan division is principally involved in the development and manufacture of products utilizing hyaluronan, a naturally occurring carbohydrate that moisturizes or lubricates the soft tissues of the body. Our hyaluronan division's primary development project involves a version of our patented ferric hyaluronan technology, INTERGEL® Adhesion Prevention Solution. INTERGEL® Solution is intended to reduce the incidence of fibrous tissue adhesions, which commonly form as part of the body's natural healing process when tissues or organs are subject to accidental or surgical trauma. Particularly with respect to abdominal, cardiovascular, orthopedic, reproductive, and thoracic surgeries, these adhesions may cause internal complications that often require costly postsurgical intervention. Government sources recently estimated the annual cost of treatment of adhesion complications in the female lower abdomen alone, a common site for the occurrence of adhesions, at $2.0 billion in the United States. Since June 1998, our exclusive worldwide marketing partner, the Gynecare Division of Ethicon, Inc., a Johnson & Johnson Company, has been marketing INTERGEL® Solution in Europe.

    We produce hyaluronan through a proprietary fermentation process. Currently, the primary commercial use for our hyaluronan is as a component in ophthalmic surgical solutions for cataract surgery. We are pursuing the development of several other applications of hyaluronan through our strategic alliances with a number of corporate partners for a variety of veterinary, drug delivery and wound care applications. We also are leveraging our specialized hyaluronan manufacturing skills to develop and manufacture non-hyaluronan products for medical applications.

    Our oral restorative division markets a comprehensive line of titanium-based dental implants for the replacement of lost or extracted teeth. In May 1992, we acquired the Sustain Dental Implant System from Bio-Interfaces, Inc. and, in July 1993, acquired Implant Support Systems, Inc., the manufacturer of the Restore Dental Implant System and its line of compatible components. We have enhanced and expanded these product lines since their acquisition. We introduced our STAGE-1™ Single Stage Implant System in September 1999. Our oral restorative division also manufactures and markets tissue regeneration products for the restoration of bone deterioration resulting from periodontal disease and tooth loss. In May 1997, we acquired the TefGen™ product line from Bridger Biomed, Inc. The acquisition expanded and complemented the growing line of tissue regenerative products by adding a nonresorbable membrane to address the current clinical practice referred to as guided tissue regeneration. In June 1997, we further expanded our tissue regeneration business to include soft tissue applications with the addition of AlloDerm™ Dermal Graft, which we distribute on an exclusive basis to the U.S. dental market for LifeCell Corporation. Our oral restorative division's products are marketed in the United States through our direct sales force; in Italy through our subsidiary, Lifecore Biomedical SpA; and in other countries through distributors.

    We were incorporated in Minnesota in 1965. Our executive offices are located at 3515 Lyman Boulevard, Chaska, Minnesota 55318 and our telephone number is (952) 368-4300. For further information, see the documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."

SELLING SHAREHOLDERS

    On May 12, 1997, in connection with the acquisition of the TefGen™ product line of Bridger Biomed, Inc., we issued a Promissory Note in favor of Bridger Biomed, Inc. for an aggregate amount of $1,200,000. Payments due under the note could be made in the form of our common stock. On February 28, 2000, we paid the remaining principal and interest due on the promissory note in the form of 60,590 shares of unregistered common stock to Bridger Biomed, Inc., 34,589 shares of unregistered common stock to Barry Bartee and 23,059 shares of unregistered common stock to James Killion. The number of shares issued to the Selling Shareholders was determined using a formula based on the quoted market value of our common stock as determined on the Nasdaq National Market.

    The following table sets forth certain information, as of March 6, 2000, as to the maximum number of shares that may be sold by each of the selling shareholders pursuant to this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Beneficially Owned After Offering(1)
Bridger Biomed, Inc.	60,590	60,590	0
Barry Bartee	34,589	34,589	0
James Killion	23,059	23,059	0

(1)
Assumes the sale of all shares covered by this prospectus.

PLAN OF DISTRIBUTION

    The shares will be offered and sold by the selling shareholders for their own account. We will not receive any proceeds from the sale of the shares pursuant to this prospectus. We have agreed to pay the expenses of registration of the shares, including legal and accounting fees.

    The shares offered hereby may be sold by the selling shareholders, from time to time in transactions on the Nasdaq National Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling shareholders.

    The selling shareholders and any broker-dealer or agents that participate with the selling shareholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

EXPERTS

    Our audited financial statements and schedule as of June 30, 1999 and 1998 and for each of the three years in the period ended June 30, 1999 incorporated herein and in the registration statement by reference to our Annual Report on Form 10-K have been audited by Grant Thornton LLP, independent certified public accountants, to the extent set forth in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

    The validity of the shares offered hereby has been passed upon for us by Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

SEC Registration Fee	$334
Accounting Fees and Expenses	$1,000
Legal Fees and Expenses	$5,000
Total	$6,334

    All fees and expenses other than the Securities and Exchange Commission registration fee are estimated. The expenses listed above will be paid by Lifecore Biomedical, Inc.

Item 15. Indemnification of Directors and Officers

    The Bylaws of Lifecore Biomedical, Inc. provide that it may indemnify each director or officer, whether or not then in office (and such person's heirs, executors, and administrators), against reasonable costs and expenses incurred in connection with any action, suit or proceeding to which such person may be made a party by reason of such person's being or having been a director or officer, except in relation to any actions, suits, or proceedings in which such person has been adjudged liable because of willful malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office. The bylaws further provide that such rights and indemnification shall not be exclusive of any other rights to which the officers and directors may be entitled according to law.

    Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding, by reason of the former or present official capacity (as defined) of such person, against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or complete civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

    In addition, Lifecore Biomedical, Inc. has entered into indemnification agreements with each of its directors and officers, which agreements provide for indemnification to the full extent permitted by Minnesota law.

    Lifecore Biomedical, Inc. maintains a standard policy of officers' and directors' insurance.

Item 16. List of Exhibits

    5    Opinion of Dorsey & Whitney LLP

    23.1  Consent of Grant Thornton LLP

    23.2  Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement)

    24   Power of Attorney

Item 17. Undertakings

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

    Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 10, 2000.

LIFECORE BIOMEDICAL, INC.
By	/s/ JAMES W. BRACKE James W. Bracke President and Chief Executive Officer and Secretary

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 10, 2000.

Signature	Title

/s/ JAMES W. BRACKE James W. Bracke	President, Chief Executive Officer, Secretary and Director (principal executive officer)
/s/ DENNIS J. ALLINGHAM Dennis J. Allingham	Executive Vice President and Chief Financial Officer (principal financial officer)
* Orwin L. Carter, Ph.D.	Director
* Joan L. Gardner	Director
* Thomas H. Garrett	Director
* John C. Heinmiller	Director
* Donald W. Larson	Director
* Richard W. Perkins	Director
* By	/s/ JAMES W. BRACKE James W. Bracke

EXHIBIT INDEX

Exhibit	Description of Document	Method of Filing
5	Opinion of Dorsey & Whitney LLP	Filed Herewith
23.1	Consent of Grant Thorton LLP	Filed Herewith
23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5)
24	Power of Attorney	Filed Herewith

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PROSPECTUS
LIFECORE BIOMEDICAL, INC.
118,238 Shares of Common Stock ($.01 par value)
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
RISK FACTORS
THE COMPANY
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX